EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of October 1, 2023 (the “Effective Date”) by and between Mistras Group, Inc., a Delaware corporation (the “Company”), and John A. Smith (“Executive”).
Recital:
WHEREAS, immediately prior to the execution and delivery of this Agreement, Executive has been employed by the Company as Senior Vice President, Services Operations (the “Prior Position”);
WHEREAS, immediately prior to the execution and delivery of this Agreement, and in respect of his Prior Position, Executive’s compensation arrangements were set forth in the letter dated May 19, 2023 from the Company to Executive (such letter, the “Prior Compensation Letter”);
WHEREAS, immediately upon the execution and delivery of this Agreement, the compensation arrangements and other terms and conditions set forth in the Prior Compensation Letter shall terminate automatically except as and to the extent expressly set forth in this Agreement; and
WHEREAS, this Agreement sets forth the terms and conditions of the Company’s employment of Executive from and after the execution and delivery of this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
1.Employment. The Company shall employ Executive and Executive shall be employed by the Company upon the terms and conditions set forth in this Agreement.
2.Term. Executive’s employment pursuant to this Agreement will commence on the Effective Date and will continue until terminated in accordance with Section 10 hereof.
3.Position and Duties; Full Time Commitment.
(a)Executive shall serve as the Executive Vice President and President of Services of the Company, and in this position, Executive will report to, and be subject to the control and direction of, the Company’s Chief Executive Officer and carry out such duties and responsibilities as are customarily performed by persons in Executive’s position within the industry and such other duties and responsibilities as the Company may reasonably assign to him from time to time. Schedule A attached hereto sets forth some of those duties and responsibilities that the Company currently expects Executive to perform, subject to the Company’s reservation of the right to reasonably change these duties and responsibilities or to reasonably assign to Executive other duties and responsibilities, as well as some of the key expectations of the Company in its promotion of Executive.
(b)Executive agrees to devote his full business time and best efforts to the performance of his duties and responsibilities hereunder and in furtherance of the Company’s interests and will not engage in any other employment, consulting or business services; provided that Executive may engage in charitable activities so long as such activities do not interfere with the performance of his duties and responsibilities hereunder.
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4.Company Policies. Executive will comply with all policies of the Company in effect from time to time, including (without limitation) policies regarding ethics, personal conduct, stock ownership, securities trading, compensation clawbacks and hedging and pledging of securities.
5.Place of Performance. Executive will continue to perform his duties and responsibilities primarily from his home office in South Carolina; provided, however, that Executive will be required to travel for business purposes frequently, including to the Company’s corporate headquarters in Princeton, New Jersey.
6.Salary. Executive’s position with the Company is a full-time exempt position. The Company will pay Executive a salary (the “Base Salary”) at an initial annual rate (effective as of the Effective Date) of $450,000, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. The amount of the Base Salary shall be reviewed on an annual basis by the Company in conjunction with an annual performance assessment of Executive and may be increased or decreased from time to time by the Company. For the avoidance of doubt, immediately prior to the Effective Date, Executive was entitled to receive a base salary at the annual rate of $380,000 (the “Prior Salary Amount”), and the Base Salary, as set forth above, shall be effective solely for periods from and after the Effective Date.
7.Annual Incentive Awards.
(a)For each calendar year (other than calendar year 2023) during his employment, Executive will have the opportunity to earn an annual incentive award under the Company’s “Executive annual incentive plan” (sometimes referred to as the “Executive annual bonus plan”) applicable to senior executives generally, with Executive’s annual incentive target opportunity amount (and range of potential payouts, if any) for each calendar year to be set by the Company and to be dependent upon the extent to which performance targets established by the Company are or are not achieved for such year. Any annual incentive award that is earned by Executive will be payable consistent with the Company’s regular payroll practices applicable to annual incentive awards for senior executives generally. Except as otherwise provided herein or determined by the Company, payment of any otherwise earned annual incentive award will be conditioned on Executive’s continued employment through the date that annual incentive awards are paid to senior executives generally with respect to the applicable year. For the avoidance of doubt, Executive’s annual incentive award opportunity for calendar year 2023 shall be covered by Section 7(b) below.
(b)For calendar year 2023, Executive will have the opportunity to earn an annual cash incentive award, which shall be comprised of two components as specified in subparagraphs (b)(i) and (b)(ii) below:
(i)one component (the “First Cash Incentive Component”) of Executive’s opportunity to earn an annual cash incentive award for calendar year 2023 will based on the 2023 annual incentive plan established for Executive in the Prior Compensation Letter (and referred to in the Prior Compensation Letter as “cash bonus”); provided that (1) any amount that may be earned thereunder on the basis of actual achievements thereunder (the “clause 7(b)(i) nominal amount”) shall be pro-rated to equal the product of the clause 7(b)(i) nominal amount multiplied by a fraction the numerator of which is the number of days from and including January 1, 2023 to but excluding the Effective Date, and the denominator of which is three hundred sixty-five (365) and (2) for the avoidance of doubt, the Prior Salary Amount (and not the Bae Salary) shall be used in the computation of the clause 7(b)(i) nominal amount; and
(ii)the other component (the “Second Cash Incentive Component”) of Executive’s opportunity to earn an annual cash incentive award for calendar year 2023 will based

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on the Company’s previously established “Executive annual incentive plan” (sometimes, as noted in Section 7(a) above, referred to as the “Executive annual bonus plan”) applicable to senior executives generally for calendar year 2023, but with the amount of amount of any payment on account thereof to be pro-rated and computed as follows: first, the target amount (prior to the following proration) shall be equal to 50% of the Base Salary (and with the actual award amount (the “clause 7(b)(ii) nominal amount”), if any and prior to the following proration, ranging from 0 to 200% of the foregoing target amount, depending upon the extent to which performance targets previously established by the Company under the Executive annual incentive plan for calendar year 2023 are or are not achieved, and with the weightings among such performance targets applied in the same manner for Executive as applicable to other senior executives participating in the Executive annual incentive plan); and second, the actual payment amount, if any, shall be pro-rated to equal the product of the clause 7(b)(ii) nominal amount multiplied by a fraction the numerator of which is the number of days from and including the Effective Date to and including December 31, 2023, and the denominator of which is three hundred sixty-five (365).
For the avoidance of doubt, the “metrics” and weightings, and computations in respect thereof, set forth in the Prior Compensation Letter apply solely to the First Cash Incentive Component and not to the Second Cash Incentive Component.
8.Long-Term Equity Incentive Grants.
(a)For each calendar year (other than calendar year 2023) during his employment, Executive will be eligible to receive a grant of performance-based equity, which, as of the Effective Date, is contemplated to be in the form of Restricted Stock Unit Awards (“Performance-Based RSUs”) under the LTIP (as defined in Section 14 below). Executive’s performance-based target equity opportunity amount (and range of potential payouts, if any) for each calendar year (other than calendar year 2023) will be set by the Company and will be dependent upon the extent to which performance targets established by the Company are or are not achieved for such year. For the avoidance of doubt, Executive’s performance-based equity award opportunity for calendar year 2023 shall be covered by Section 8(b) below.
(b)For calendar year 2023, Executive will have the opportunity to earn and receive an aggregate number of Performance-Based RSUs (collectively, the “2023 RSUs”), with the aggregate number being the sum of the two numbers determined as specified in subparagraphs (b)(i) and (b)(ii) below:
(i)the first number of 2023 RSUs (“Clause (i) 2023 RSUs”) that Executive will be eligible to receive for calendar year 2023 will be determined in accordance with the 2023 performance-based equity award established for Executive in the Prior Compensation Letter and, accordingly, will be contingent upon, and a direct function of, the extent to which the performance targets established for Executive in the Prior Compensation Letter are or are not achieved (and with the weightings among such performance targets applied in the manner established for Executive in the Prior Compensation Letter and with the target amount and range of potential payouts as set forth in the Prior Compensation Letter); provided that the actual award amount (the “clause (8)(b)(i) nominal amount”), if any, shall be pro-rated to equal the product of the clause (8)(b)(i) nominal amount multiplied by a fraction the numerator of which is the number of days from and including January 1, 2023 to but excluding the Effective Date and the denominator of which is three hundred sixty-five (365) (and, for the avoidance of doubt, the Prior Salary Amount, and not the Bae Salary, shall be used in the computation of the clause 8(b)(i) nominal amount); and the resulting dollar amount shall be converted into a number of earned Clause (i) 2023 RSUs using the Company’s valuation methodology for conversions generally applicable to senior vice presidents of operations and regional managers in the Company’s “Services” segment; and

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(ii)the second number of 2023 RSUs (“Clause (ii) 2023 RSUs”) that Executive will be eligible to receive for calendar year 2023 will be determined as follows: first, any issuance of Clause (ii) 2023 RSUs will be contingent upon, and a direct function of, the extent to which the previously established performance targets applicable to performance-based equity for senior executives generally for calendar year 2023 are or are not achieved (and with the weightings among such performance targets applied in the same manner for Executive); second, the target dollar amount of the Clause (ii) 2023 RSUs (prior to the following proration) shall be equal to 100% of the Base Salary (and with the actual award amount, if any and prior to proration, ranging from 0 to 200% of the target dollar amount, depending upon the extent to which such previously established performance targets for calendar year 2023 are or are not achieved); third, the actual award amount (the “clause 8(b)(ii) nominal amount”), if any, shall be pro-rated to equal the product of the clause 8(b)(ii) nominal amount multiplied by a fraction the numerator of which is the number of days from and including the Effective Date to and including December 31, 2023 and the denominator of which is three hundred sixty-five (365); and fourth, the resulting dollar amount shall be converted into a number of earned Clause (ii) 2023 RSUs using the Company’s valuation methodology for conversions generally applicable to other senior executives.
For the avoidance of doubt, the “metrics” and weightings, and computations in respect thereof, set forth in the Prior Compensation Letter apply solely to the First 2023 RSU Component and not to the Second 2023 RSU Component.
(c)Any earned Clause (i) 2023 RSUs and Clause (ii) 2023 RSUs (collectively, the “2023 RSUs”) shall vest in four (4) equal installments on each of the first four (4) anniversary dates of the Earned Date (as defined below), subject to the continued employment of Executive on each of such vesting dates and except as otherwise provided in Section 11 below and the LTIP. Except as provided for in this Section 8(c) and in Section 11 below, the Performance-Based RSUs and 2023 RSUs shall be subject to the terms of the LTIP, including Article 6 and Article 9 thereof. The “Earned Date” in respect of Performance-Based RSUs and 2023 RSUs, as applicable, shall be the date on which the Committee (as defined in the LTIP) or its designee has determined the achievement levels in respect thereof.
(d)Each equity award described herein will be subject to additional terms and conditions, not inconsistent with this Agreement, as specified by the administrator of the applicable equity plan and memorialized in a separate award agreement.
(e)Nothing in this Agreement changes the terms and conditions applicable to the “One-Time Special RSU Award” referred to in the Prior Compensation Letter.
9.Benefits; Business Expenses.
(a)Executive shall be entitled to participate in Company benefit plans that are generally available to other executives of the Company of similar rank and tenure, in accordance with and subject to the terms and conditions of such plans, as in effect from time to time.
(b)The Company will pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in the performance of his duties and responsibilities for the Company in accordance with the expense reimbursement policies of the Company, as may be amended from time to time.
(c)In connection with his Prior Position, Executive has had use of a Company vehicle for business and personal purposes, and will continue to be eligible to have such use of a Company vehicle on and after the Effective Date, consistent with the Company’s fleet vehicle policy and practices for senior executives generally.

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10.Termination.
(a)Executive’s employment hereunder shall terminate on the earliest of: (i) on the date set forth in a written notice to Executive from the Company that Executive’s employment with the Company has been or will be terminated, (ii) on the date not less than 30 days following written notice from Executive to the Company that Executive is resigning from the Company, (iii) on the date of Executive’s death, or (iv) on the date set forth in a written notice to Executive from the Company that Executive’s employment is terminated on account of Executive’s Disability, as determined by the Company. Notwithstanding the foregoing, in the event that Executive gives notice of termination to the Company, the Company may unilaterally accelerate the date of termination and such acceleration shall not constitute a termination by the Company for purposes of this Agreement.
(b)Upon cessation of Executive’s employment for any reason, unless otherwise consented to in writing by the Company, Executive will resign immediately from any and all officer, director and other positions Executive then holds with the Company and its affiliates and agrees to execute such documents as may be requested by the Company to confirm that resignation.
(c)Upon any cessation of Executive’s employment with the Company, Executive will be entitled only to such compensation and benefits as described in Section 11 below.
(d)Executive agrees that, following any cessation of his employment and subject to reimbursement of his reasonable expenses, he will cooperate with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Executive was in any way involved during his employment with the Company. Executive agrees to render such cooperation in a timely manner on reasonable notice from the Company, provided the Company exercises reasonable efforts to limit and schedule the need for Executive’s cooperation so as not to materially interfere with his other professional obligations.
(e)Executive agrees that, upon any cessation of his employment, he will deliver to the Company (and will not retain in his possession or control, or deliver to anyone else) all property and equipment of the Company, including without limitation (i) all keys, books, records, computer hardware, software, cellphones, access cards, credit cards and identification, and (ii) all other Company materials (including copies thereof), including without limitation any records, data, notes, reports, proposals, lists or correspondence.
11.Rights Upon Termination.
(a)Termination without Cause or Resignation for Good Reason. If Executive’s employment by the Company ceases due to a termination by the Company without Cause (as defined in Section 14) or a resignation by Executive for Good Reason (as defined in Section 14):
(i)the Company shall pay to Executive all accrued and unpaid Base Salary through the date of such cessation of employment at the time such Base Salary would otherwise be paid according to the Company’s usual payroll practices;
(ii)the Company shall pay to Executive any business expenses that were incurred prior to the date of such cessation of employment but not reimbursed and that are otherwise eligible for reimbursement;
(iii)to the extent then unpaid, the Company shall pay to Executive the annual incentive award (if any) earned with respect to the calendar year ended immediately prior to the date of such cessation of employment;

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(iv)the Company shall make twelve (12) monthly severance payments to Executive, with each payment equal to one-twelfth (1/12) of the Base Salary as in effect immediately prior to such cessation of employment (or, if such cessation is due to the Good Reason described in clause (ii) of that definition, the Base Salary in effect immediately prior to such material diminution); provided, however, that if the cessation of Executive’s employment with the Company due to a termination by the Company without Cause or a resignation by Executive for Good Reason occurs within ninety (90) days preceding or twelve (12) months after the date of a Change in Control (as defined in Section 14), then, in lieu of the foregoing, the number of monthly severance payments shall be changed to eighteen (18), with each payment equal to one-eighteenth (1/18) of 150% of the Base Salary as in effect immediately prior to such cessation of employment (or, if such cessation is due to the Good Reason described in clause (ii) of that definition, the Base Salary in effect immediately prior to such material diminution);
(v)the Company shall pay to Executive a lump sum cash payment equal to a pro rata portion of the annual incentive award, if any, that Executive would have earned for the calendar year of his termination based on achievement of the applicable performance targets for such year (the “Terminal Award”) and, for the avoidance of doubt, if and to the extent that any portion of such achievement is based on subjective or judgmental factors, the Company’s determination of the extent of such achievement (if any) shall be final and binding. The pro-rated portion of the Terminal Award shall be determined by multiplying the Terminal Award by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the calendar year of his termination of employment and the denominator of which is three hundred sixty-five (365). Notwithstanding the foregoing, if the cessation of Executive’s employment with the Company due to a termination by the Company without Cause or a resignation by Executive for Good Reason occurs within ninety (90) days preceding or twelve (12) months after the date of a Change in Control, then in lieu of the foregoing, Executive shall receive 1.50 times his “base amount,” which “base amount” for Executive as of the Effective Date shall mean Executive’s annual incentive award target amount for the calendar year of Executive’s termination of employment; provided, however, that the formulation of the “base amount” is subject to change if the formulation for the base amount for similarly situated executives who experience a qualifying termination within an specified time window of a Change in Control is hereafter changed to something other than “annual incentive award target amount” for the calendar year of employment termination. Unless the payment is required to be delayed pursuant to Section 12 below, the payment shall be made on the date that annual incentive awards are paid to similarly situated executives (or if later, the Settlement Date (as defined below)), but in no event later than two-and-a-half months following the end of the calendar year in which Executive’s termination date occurs;
(vi)if, immediately before the cessation of Executive’s employment, Executive participates (other than pursuant to COBRA) in a Company group health plan, then, for the twelve (12) months following the date of such cessation (or, if sooner, if executive becomes eligible to obtain coverage under another employer plan), the Company will provide COBRA continuation coverage under such plan to Executive and his spouse at the Company’s expense, if and to the extent they or either of them shall have elected and shall be entitled to receive COBRA continuation coverage; and Executive shall provide immediate notice to the Company of such election and the date of such entitlement. The Company may impute income to Executive in an amount determined by the Company, in its sole discretion, to the extent the Company determines that such imputation of income is necessary to mitigate the risk of penalties and/or taxes to Executive or the Company, or to otherwise comply with applicable law; and
(vii)Executive will immediately vest solely in those Performance-Based RSUs and/or 2023 RSUs earned prior to the date of such cessation of employment and that (but for such cessation of employment) are scheduled to vest during (but not after) the one-year period following such cessation date; and, except as provided in the foregoing clause, all other unvested

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and/or unearned Shares and equity-based awards then held by Executive will remain outstanding and held in suspense for ninety (90) days following such termination and (I) if a Change of Control occurs within such ninety (90) day period, then, in such circumstances only, those Shares and equity-based incentive awards shall become fully vested, with any performance-based equity awards then otherwise subject to an open performance period (as of the later of the termination or Change in Control) being deemed earned at the target amount established by the Company in connection with the grant of the applicable performance-based equity awards and (II) if a Change of Control does not occur within such ninety (90) day period, those Shares and equity-based awards shall be forfeited on such ninetieth (90th) day.
Except as and solely to the extent otherwise provided in this Section 11(a), all compensation and benefits will cease at the time of Executive’s cessation of employment and the Company will have no further liability or obligation by reason of such cessation of employment. The payments and benefits described in this Section 11(a) are in lieu of, and are not in addition to, any other severance arrangements maintained by the Company, including but not limited to severance arrangements in Company plans of applicability to other executives. Notwithstanding any provision of this Agreement, the payments and benefits described in Section 11(a)(iii) - 11(a)(vii) are conditioned on Executive’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the 60th day following the effective date of Executive’s cessation of employment, of a general release of claims against the Company and its affiliates in a form and manner satisfactory to the Company (the “Release”) and on Executive’s continued compliance with the provisions of Section 15 below.
Subject to Section 12 below (to the extent applicable) and provided the Release requirement described above has been timely satisfied: (x) the payment described in Section 11(a)(iii) will be paid on the later of the sixty-fifth (65th) day following Executive’s cessation of employment (the “Settlement Date”) or the date such annual incentive award would have otherwise been paid absent Executive’s cessation of employment; and (y) the payments described in Section 11(a)(iv) will commence to be paid on the Settlement Date, provided that the initial payment will include any payments that, but for the above-described timing rule, would have otherwise been paid since the date of Executive’s related cessation of employment.
(b)Other Terminations. If Executive’s employment with the Company ceases for any reason other than as described in Section 11(a) above (including but not limited to (i) termination by the Company for Cause, (ii) resignation by Executive without Good Reason, (iii) termination as a result of Executive’s Disability (as defined in Section 14), or (iv) Executive’s death), then the Company’s obligation to Executive will be limited solely to the payment of accrued and unpaid Base Salary through the date of such cessation of employment and payment of any business expenses that were previously incurred but not reimbursed and are otherwise eligible for reimbursement. Except as otherwise provided by COBRA, all compensation and benefits will cease at the time of such cessation of employment and the Company will have no further liability or obligation by reason of such termination; and, for the avoidance of doubt, all unvested and/or unearned equity and equity-based awards then held by Executive (including, without limitation, 2023 RSUs and Performance Based-RSUs) will be forfeited; provided, however, that, notwithstanding the foregoing, but without limiting Section 11(a), if Executive’s employment with the Company ceases as a result of Executive’s Disability or death then any unvested and/or unearned equity and equity-based awards then held by Executive shall vest if and to the extent determined by the Committee at or after the time of the grant of the applicable awards (and, for the avoidance of doubt, as of the Effective Date, the Committee has made no such determination). The foregoing will not be construed to limit Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan or arrangement of the Company in accordance with the terms of such insurance contract.

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12.Section 409A.
(a)The parties intend for this Agreement to comply with or be exempt from Section 409A of the Code, and all provisions of this Agreement will be interpreted and applied accordingly. Nonetheless, the Company does not guaranty the tax treatment of any compensation payable to Executive.
(b)Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 11(a) or 11(b)(ii) above will be payable until Executive has a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Executive upon or following his “separation from service,” then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.
(c)Notwithstanding anything in this Agreement to the contrary, to the extent an expense, reimbursement or in-kind benefit provided to Executive pursuant to this Agreement or otherwise constitutes a “deferral of compensation” within the meaning of Section 409A of the Code: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
13.Section 280G. Notwithstanding any contrary provision of this Agreement (or any plan, policy, agreement or other arrangement covering Executive), if any payment, right or benefit paid, provided or due to Executive, whether pursuant to this Agreement or otherwise (each, a “Payment,” and collectively, the “Total Payments”), would subject Executive to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be reduced to the minimum extent necessary to avoid the imposition of the Excise Tax, but only if (i) the amount of such Total Payments, as so reduced, is greater than or equal to (ii) the amount of such Total Payments without reduction (in each case, determined by the Company on an after-tax basis). Any reduction of the Total Payments required by this paragraph will be implemented by determining the Parachute Ratio (as defined below and determined by the Company) for each Payment and then by reducing the Payments in order, beginning with the Payment with the highest Parachute Ratio. For Payments with the same Parachute Ratio, later Payments will be reduced before earlier Payments. For Payments with the same Parachute Ratio and the same time of payment, each Payment will be reduced proportionately. For purposes of this paragraph, “Parachute Ratio” means a fraction, (x) the numerator of which is the value of the applicable Payment, as calculated for purposes of Section 280G of the Code, and (y) the denominator of which is the economic value of the applicable Payment.

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14.Certain Definitions. For purposes of this Agreement:
(a)“Cause” means any of the following: (i) failure of Executive to perform his duties and responsibilities to the Company (other than by reason of Executive’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Company; (ii) misconduct by Executive in connection with the performance of his duties and responsibilities to the Company, including, without limitation, a breach of fiduciary duties or a misappropriation of funds or property; (iii) the commission by Executive of any felony; (iv) the commission by Executive of a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (v) any conduct by Executive that would reasonably be expected to result in injury or reputational harm to the Company or any of its subsidiaries and affiliates; (vi) a breach by Executive of any agreement with the Company or its affiliates, which breach is not cured (if curable) within thirty (30) days after the delivery of written notice thereof (provided that if any such agreement includes a cure period and if such cure period is less than thirty (30) days, such shorter cure period shall apply); (vii) a violation by Executive of the Company’s written employment policies, which violation is not cured (if curable) within thirty (30) days after the delivery of written notice thereof (provided that if any such policies include a cure period and if such cure period is less than thirty (30) days, such shorter cure period shall apply); or (viii) Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. In regard to each of those clauses in this definition of “Cause” that afford Executive a “cure right,” such cure right shall apply solely to the first failure, breach or violation by Executive that gives rise to the cure right and shall not apply to any repeat or subsequent failure, breach or violation involving similar actions or omissions, whether or not related to the first failure, breach or violation. For avoidance of doubt, a termination of Executive’s employment due to his Disability will not constitute a termination without Cause.
(b)“Change in Control” has the meaning given to this term in the LTIP.
(c)“Code” means the Internal Revenue Code of 1986, as amended.
(d)“Disability” means a condition entitling Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to Executive, “Disability” will mean Executive’s inability to perform his duties under this Agreement due to a mental or physical condition (other than alcohol or substance abuse) that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of 90 days or more, or for 120 days in any 180 consecutive-day period. Termination as a result of a Disability will not be construed as a termination by the Company “without Cause.”
(e)“Good Reason” means: (i) a reduction in the Base Salary that exceeds ten percent (10%) of the Base Salary as in effect immediately prior to the reduction (excluding, however, the impact of across-the-board salary reductions similarly affecting other senior executives of the Company); (ii) an annual cash incentive target opportunity amount set at less than forty percent (40%) of the Base Salary (excluding, however, the impact of across-the-board reductions to annual incentive target opportunity amounts similarly affecting other senior executives of the Company); (iii) an annual equity incentive target opportunity amount (as measured using the same valuation methodology generally applicable to other senior executives) set at less than eighty five percent (85%) of the Base Salary (excluding, however, the impact of across-the-board reductions to equity incentive target opportunity amounts similarly affecting other senior executives of the Company); (iv) a Company-mandated relocation of Executive’s principal place

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of employment to a location that is more than 50 miles from Executive’s home office in South Carolina; or (v) the material breach of this Agreement by the Company; provided, however, that no such event will constitute Good Reason unless (x) Executive provides the Company with written objection to such event within 30 days after the initial occurrence thereof, (y) such event is not reversed or corrected by the Company within 30 days of its receipt of such written objection, and (z) Executive separates from service within 30 days following the expiration of that cure period.
(f)“LTIP” means the Company’s 2016 Long-Term Incentive Plan, as amended from time to time, or a successor plan.
15.Restrictive Covenants.
(a)Access to Secret and Confidential Information. The Company has furnished and shall furnish to Executive secret and confidential information with respect to the Company and its affiliates (collectively “Secret and Confidential Information”), to which Executive would not otherwise have access and of which Executive would not otherwise have knowledge. Secret and Confidential Information includes, without limitation, technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character, and which is either developed by Executive alone, with other or by others; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods or information; computer software; computer software methods and documentation; hardware; methods of operation; the procedures, forms and techniques used in servicing accounts; and other information or documents that the Company or any of its affiliates requires to be maintained in confidence for its or their continued business success.
(b)Non-Disclosure of Secret and Confidential Information.
(i)Executive shall not, during the period of his employment with the Company or at any time thereafter, disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Secret and Confidential Information, except as properly required in the ordinary course of the Company’s business or as directed and authorized by the Company or as required by court order, law or subpoena, or other legal compulsion to disclose, it being understood that information that is known generally in the industry or is otherwise available to the public (other than as a result of a violation of Executive’s obligation under this Section 15) shall not be considered Secret and Confidential Information.
(ii)Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(iii)Similarly, notwithstanding anything herein to the contrary, Executive understands that this Agreement will not (1) prohibit him from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (2) require notification or prior approval by the Company of any such report; provided that, Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice

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or that contain legal advice or that are protected by the attorney work product or similar privilege.
(c)Duty to Return Company Documents and Property. Upon the termination of Executive’s employment with the Company for any reason, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or relating to its business, in Executive’s possession or control, whether prepared by Executive or others. If at any time after the termination of employment, Executive determines that he has any Secret and Confidential Information in his possession or control, Executive shall immediately return to the Company all such Secret and Confidential Information, including all copies and portions thereof.
(d)Inventions. Any and all writings, computer software, inventions, improvements, processes, procedures and/or techniques which Executive may make, conceive, discover, or develop, either solely or jointly with any other person or persons, at any time during the term of his employment, whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Executive shall take all actions necessary so that the Company can prepare and present applications for copyright or letters patent therefor, and can secure such copyright or letters patent wherever possible, as well as reissue renewals, and extensions thereof, and can obtain the record title to such copyright or patents. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any such writings, computer software, inventions, improvements, processes, procedures and techniques. Executive acknowledges that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Executive shall be bound by all such obligations and restrictions and take all action necessary to discharge the obligations of the Company.
(e)Non-Solicitation and Non-Competition Restrictions. To protect the Company’s Secret and Confidential Information, and in the event of Executive’s termination of employment for any reason whatsoever, whether by Executive or the Company, Executive will be subject to the following restrictive covenants during and for the stated period following the termination of his employment.
(i)Non-Competition. For one (1) year following the cessation of Executive’s employment with the Company for any reason, Executive shall not, without the prior written consent of the Company, knowingly or intentionally (1) personally engage in Competitive Activities (as defined below) or (2) work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any person, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that Executive’s purchase or holding, for investment purposes, of securities of a publicly traded company shall not constitute “ownership” or “participation in the ownership” for purposes of this paragraph so long as such equity interest in any such company is not more than 2% of the value of the outstanding stock or 2% of the outstanding voting securities of said publicly traded company. For the avoidance of doubt, this Section 15(e)(i) shall not prohibit Executive from being employed by, or providing services to, a consulting firm, provided that Executive does not personally engage in Competitive Activities or provide consulting or advisory services to any individual, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or any person entity affiliated with

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such individual, partnership, firm, corporation, institution or other entity engaged in Competitive Activities.
(ii)Competitive Activities. For the purposes hereof, the term “Competitive Activities” means activities relating to products or services of the same or similar type as the products or services which are sold (or, pursuant to an existing business plan, will be sold) to paying customers of the Company or any affiliate. Notwithstanding the previous sentence, an activity shall not be treated as a Competitive Activity if the geographic marketing area of the relevant products or services does not overlap with the geographic marketing area for the applicable products and services of the Company and its affiliates.
(iii)Interference With Business Relations. For two (2) years following the termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company, knowingly or intentionally, directly or indirectly: (1) recruit, induce or solicit any individual who is or who, within the preceding six (6) months, was a non-clerical employee of the Company (including any of its subsidiaries) for employment or for retention as a consultant or service provider, or hire any such individual; or (2) solicit or induce any client, customer, or prospect of the Company (including any subsidiary of the Company) (x) to cease being, or not to become, a customer of the Company (or any such subsidiary), or (y) to divert any business of such customer or prospect from the Company (or any such subsidiary).
(f)Reformation. If a court concludes that any time period and/or the geographic area specified in Section 15(e) is unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of the overbroad portion, or both, as the case may be, so that the restrictions may be enforced in the geographic area and for the time to the fullest extent permitted by law.
(g)Remedies. Executive acknowledges and agrees that, in view of the nature of the Company’s business, the restrictions contained in this Section 15 of the Agreement are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of these restrictions would result in irreparable injury to the Company. In the event of a breach or a threatened breach by Executive of any restrictive covenant contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the other remedies specified in this Agreement and/or the recovery of money damages, attorneys' fees, and costs. These covenants and restrictions shall each be construed as independent of any other provisions in the Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and restrictions.
(h)Severability. Should a court determine that any paragraph or sentence, or any portion of a paragraph or sentence of this Section 15 is invalid, unenforceable or void, this determination shall not have the effect of invalidating the remainder of the paragraph, sentence or any other provision of this Section 15. Further, it is intended that the court should construe this Section 15 by limiting and reducing it only to the extent necessary to be enforceable under then applicable law, taking into account the intent of the parties.
(i)Future Employment. If, before the expiration of the period covered by Section 15(e)(iii) hereof, Executive seeks or is offered employment or engagement by any other company, firm, person or entity, Executive shall provide a copy of this Section 15 to the prospective service recipient before accepting employment with that prospective employer.

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16.No Duty to Mitigate. Except as otherwise specifically provided herein, Executive’s entitlement to payments or benefits upon or following the termination of his employment will not be subject to mitigation or a duty to mitigate by Executive.
17.No Conflicting Agreements. Executive represents and warrants that he is not a party to or otherwise bound by any agreement or restriction that could conflict with, or be violated by, the performance of his duties to the Company or his obligations under this Agreement. Executive will not use or misappropriate any intellectual property, trade secrets or confidential information belonging to any third party.
18.Taxes. All compensation payable to Executive is subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Executive hereby acknowledges that the Company does not have a duty to design its compensation policies in a manner that minimizes Executive’s tax liabilities, and Executive not make any claim against the Company or its board of directors related to tax liabilities arising from his compensation.
19.Entire Agreement; Assignment; Amendment.
(a)This Agreement, including the exhibits, schedules and other documents referred to herein, constitutes the final and entire agreement of the parties with respect to the matters covered hereby and supersedes any prior and/or contemporaneous agreements, discussions, negotiations, representations or understandings (whether written, oral or implied) relating to the subject matter hereof, including, without limitation, the Prior Compensation Letter, which (except as and to the extent expressly set forth in Section 7(b)(i), in Section 8(b)(i) and in Section 8(e)), shall terminate automatically immediately upon the execution and delivery of this Agreement.
(b)The rights and obligations of Executive hereunder are personal and may not be assigned. The Company may assign this Agreement, and its rights and obligations hereunder, to any entity to which the Company transfers substantially all of its assets (or an affiliate thereof). Notwithstanding any other provision of this Agreement, any such assignment of this Agreement by the Company will not entitle Executive to severance benefits under Section 11(a) or otherwise, whether or not Executive accepts employment with the assignee.
(c)This Agreement may be amended or modified only by a written instrument signed by a duly authorized officer of the Company and Executive.
20.Arbitration. In the event of any dispute under the provisions of this Agreement or otherwise regarding Executive’s employment or compensation (other than a dispute in which the primary relief sought is an injunction or other equitable remedy, such as an action to enforce compliance with Section 15), the parties shall be required to have the dispute, controversy or claim settled by arbitration in Princeton Junction, New Jersey in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”), by one arbitrator mutually agreed upon by the parties (or, if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the AAA, then by one arbitrator having relevant experience who is chosen by the AAA). Any award or finding will be confidential. The arbitrator may not award attorneys’ fees to either party unless a statute or contract at issue specifically authorizes such an award. Any award entered by the arbitrators will be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision will be specifically enforceable. Each party will be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and will share equally the fees of the arbitrator.

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21.Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by e-mail or fax, by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered: (a) if to Executive, at the most recent address contained in the Company’s personnel files; (b) if to the Company, to the attention of its Legal Department at the address of its principal executive office; or (c) or at such other address as may have been furnished by such person in writing to the other party. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, e-mailed or faxed, on the date received, if given by registered or certified mail, return receipt requested or by overnight delivery service, or three days after the date mailed, if otherwise given by first class mail, postage prepaid.
22.Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not affect the meaning of this Agreement.
23.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey, without regard to its choice of law provisions.
24.Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
[Signature Page Follows]

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This Agreement has been executed and delivered on the date first above written.
MISTRAS GROUP, INC.

By:
Name:      Michael C. Keefe
Title: Executive Vice President,
General Counsel

EXECUTIVE

John A. Smith

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